Exhibit 4.3

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of June 8, 2012 is made by Noble Holding International Limited, a Cayman Islands exempted company limited by shares (the “Guarantor”), in favor of (i) the Lenders (as defined in the Credit Agreement) (as hereinafter defined), (ii) Wells Fargo Bank, National Association, in its capacity as Administrative Agent (as defined in the Credit Agreement), (iii) Wells Fargo Bank, National Association, in its capacity as the Swingline Lender (as defined in the Credit Agreement), (iv) the Other Agents (as defined in the Credit Agreement) and (v) the Issuing Banks (as defined in the Credit Agreement) (the Lenders, the Administrative Agent, the Other Agents, the Swingline Lender and the Issuing Banks are each individually referred to herein as a “Guaranteed Party”, and collectively, as the “Guaranteed Parties”);

W I T N E S S E T H:

WHEREAS, Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Banks are parties to a certain Revolving Credit Agreement dated as of June 8, 2012 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined);

WHEREAS, the Company owns, directly or indirectly, all or a majority of all outstanding shares of the Guarantor;

WHEREAS, consummation of the transactions pursuant to the Credit Agreement have facilitated expansion and enhanced the overall financial strength and stability of the Company’s entire corporate group, including the Guarantor; and

WHEREAS, it is a requirement under Section 4.1(a) of the Credit Agreement, as a condition to the making of Loans and the issuance of Letters of Credit, that the Guarantor execute and deliver this Guaranty, and the Guarantor desires to execute and deliver this Guaranty to satisfy such requirement;

NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for other good and valuable consideration, the Guarantor hereby agrees as follows:

SECTION 1. Guaranty. The Guarantor hereby, irrevocably and unconditionally, guarantees the punctual payment when due, in lawful money of the United States of America or in another currency as provided for in Section 3.2(a) of the Credit Agreement (the “Obligation Currency”), whether at stated maturity, by acceleration or otherwise, of the Loans, L/C Obligations, and all other Obligations owing by the Company to the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Banks and Other Agents, or any of them, under the Credit Agreement, the Notes, and the other Credit Documents,

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including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, fees, expenses, indemnities, reimbursement obligations or otherwise, and any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders or the Administrative Agent in enforcing any rights under this Guaranty (collectively, the “Guaranteed Obligations”), including without limitation, all interest which, but for the filing of a petition in bankruptcy, would accrue on any principal portion of the Guaranteed Obligations. Any and all payments by the Guarantor hereunder shall be made in the Obligation Currency free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, each Guaranteed Party will receive, after giving effect to any Indemnified Taxes (as such term is defined in the Credit Agreement), the full amount, in the Obligation Currency, that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for Indemnified Taxes already included in the Guaranteed Obligations). The Guarantor acknowledges and agrees that this is a guarantee of payment when due, and not of collection, and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations without proceeding against the Company, against any security for the Guaranteed Obligations, against any other Person or under any other guaranty covering any portion of the Guaranteed Obligations.

SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not the Guarantor consents thereto or has notice thereof):

(a) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of the Credit Agreement or the other Credit Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;

(b) any lack of validity or enforceability of the Credit Agreement or the other Credit Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;

(c) any furnishing to the Guaranteed Parties of any additional security or additional guaranty for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security or guaranty for the Guaranteed Obligations;

(d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Company;

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(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Guarantor, the Company or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any nonperfection of any security interest or lien on any collateral, or any amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Guaranteed Obligations;

(g) any application of sums paid by the Company or any other Person with respect to the liabilities of the Company to the Guaranteed Parties, regardless of what liabilities of the Company remain unpaid;

(h) any act or failure to act by any Guaranteed Party which may adversely affect the Guarantor’s subrogation rights, if any, against the Company to recover payments made under this Guaranty; and

(i) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor.

If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property, or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including, without limitation, the Company or a trustee in bankruptcy for the Company), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Credit Documents, or any other instrument evidencing any liability of the Company, and the Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.

SECTION 3. Waiver. The Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) notice of the incurrence of any Guaranteed Obligation, (c) notice of acceleration, (d) notice of intent to accelerate, (e) any requirement that any of the Guaranteed Parties institute suit, collection proceedings or take any other action to collect any of the Guaranteed Obligations, (f) diligence and promptness, (g) notice of presentment, demand of payment or protest, (h) notice of dishonor or nonpayment, (i) notice of suit or taking of other action by the Guaranteed Parties against the Company and (j) any other notice to the Company or any other party liable with respect to the Guaranteed Obligations (including, without limitation, any other Person executing a guaranty of the obligations of the Company).

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SECTION 4. Subrogation. The Guarantor will not exercise any rights against the Company which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until all the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) shall have been irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated (unless such Letters of Credit have been cash collateralized in accordance with the provisions of the Credit Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank). If any amount shall be paid to the Guarantor on account of such subrogation or contribution rights at any time when all the Guaranteed Obligations shall not have been paid in full or the Credit Agreement or any Letter of Credit shall not have been irrevocably terminated, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) Guarantor shall make payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) shall be irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated (unless such Letters of Credit have been cash collateralized in accordance with the provisions of the Credit Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank), the Guaranteed Parties will, at Guarantor’s request, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.

SECTION 5. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by the Guarantor, the Administrative Agent and the Required Lenders.

SECTION 7. Notices. All notices and other communications provided for hereunder shall be given in the manner specified in the Credit Agreement (i) in the case of the Administrative Agent, at the address specified for the Administrative Agent in the Credit Agreement, and (ii) in the case of the Guarantor, at the address specified for the Guarantor in this Guaranty.

SECTION 8. No Waiver; Remedies. No failure on the part of the Administrative Agent or other Guaranteed Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any

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right hereunder preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in any similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or other Guaranteed Parties to any other or further action in any circumstances without notice or demand. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9. Right Of Set Off. In addition to and not in limitation of all rights of offset that the Administrative Agent or other Guaranteed Party may have under applicable law, the Administrative Agent or other Guaranteed Parties shall, upon the occurrence of any Event of Default and whether or not the Administrative Agent or other Guaranteed Party has made any demand or the Guaranteed Obligations are matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits of the Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Administrative Agent or other Guaranteed Party to the Guarantor, whether or not related to this Guaranty or any transaction hereunder.

SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until termination in accordance with Section 22 hereof, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.

SECTION 11. Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.

(a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR OTHERWISE RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF THE GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO

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THIS GUARANTY OR ANY DOCUMENT RELATED HERETO AND SUCH SERVICE SHALL BE DEEMED COMPLETED 30 DAYS AFTER MAILING THEREOF TO SAID AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GUARANTOR AT ITS ADDRESS SET FORTH HEREIN, BUT THE FAILURE OF THE GUARANTOR TO RECEIVE SUCH COPY SHALL NOT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. IF FOR ANY REASON SERVICE OF PROCESS CANNOT PROMPTLY BE MADE ON EITHER SUCH LOCAL AGENT, THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTOR IN ANY OTHER JURISDICTION.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR ANY MATTER ARISING IN CONNECTION HEREUNDER OR THEREUNDER.

(d) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY PUNITIVE DAMAGES.

SECTION 12. Reserved.

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SECTION 13. Judgment Currency. The Guarantor’s obligation hereunder to make payments in the Obligation Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Guaranteed Parties of the full amount of the Obligation Currency expressed to be payable under this Guaranty or the Credit Agreement. If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made in accordance with Section 10.18 of the Credit Agreement.

SECTION 14. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default specified in Section 7.1(f) or (g) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Company has then been accelerated. In addition, if any event of the types described in Section 7.1(f) or (g) of the Credit Agreement should occur with respect to the Guarantor, then the Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Company has then been accelerated.

SECTION 15. Maximum Obligations. (a) It is the intent of the Guarantor and the Guaranteed Parties that the Guarantor’s maximum obligations hereunder shall not be in excess of:

(i) in a case or proceeding commenced by or against the Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii) in a case or proceeding commenced by or against the Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

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(iii) in a case or proceeding commenced by or against the Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

(b) To the extent set forth in Section 15(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to rights of contribution, indemnity and subrogation as between the Guarantor and the Company, the maximum Guaranteed Obligations for which the Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 15(b) is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of the Guarantor to be subject to avoidance under the Avoidance Provisions, and neither the Guarantor nor any other Person shall have any right or claim under this Section 15 as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.

SECTION 16. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 4 hereof), the Company agrees that (i) in the event a payment shall be made on behalf of the Company by the Guarantor hereunder, the Company shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) in the event any assets of the Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, the Company shall indemnify the Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

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SECTION 17. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 18. Representations and Warranties. The Guarantor represents and warrants to each Guaranteed Party that all representations and warranties relating to it or any of its Subsidiaries contained in Article 5 of the Credit Agreement are true and correct in all material respects.

SECTION 19. Survival of Agreement. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty, the Credit Agreement, the making of the Loans, the execution and delivery of the Notes and the other Credit Documents and the issuance of Letters of Credit.

SECTION 20. Counterparts. This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

SECTION 21. Currency of Payment. All payments to be made by the Guarantor hereunder shall be made in the applicable currency as provided in Section 10.18 of the Credit Agreement and, in the case of any required conversion of any currency, shall be determined, and the related amounts calculated, in the manner provided in Section 10.18 of the Credit Agreement.

SECTION 22. Termination of Guaranty. This Guaranty and all obligations of the Guarantor to the Guaranteed Parties hereunder shall terminate (i)(a) upon payment in full of the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), subject to the last sentence of Section 2 hereof, (b) irrevocable termination of all Letters of Credit (unless such Letters of Credit have been cash collateralized in accordance with the provisions of the Credit Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank) and (c) termination of the Credit Agreement or (ii) upon the delivery by the Company to the Administrative Agent of a certificate stating that (a) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to Section 6.11(j) and (k) of the Credit Agreement, including Indebtedness of the Guarantor, is equal to or less than the Subsidiary Debt Basket Amount, (b) no Senior NHIL Notes are outstanding and (c) no Default or Event of Default has occurred and is continuing. Upon compliance with the foregoing, the Administrative Agent and the Lender shall provide written confirmation of such termination as may be reasonably requested by the Guarantor.

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IN WITNESS WHEREOF, the Guarantor and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

Address for Notices:	NOBLE HOLDING INTERNATIONAL LIMITED, a Cayman Islands exempted company limited by shares
Noble Holding International Limited
c/o Noble Corporation
Ste. 3D, Landmark Square	By:	/s/ Alan R. Hay
64 Earth Close	Name:	Alan R. Hay
PO Box 31327	Title:	Director
Grand Cayman, KY1-1206
Attention: Alan R. Hay
Vice President

with a copy to:

Noble Drilling Services, Inc.

13135 South Dairy Ashford, Suite 800

Sugar Land, Texas 77478

Attention: Legal Department

Facsimile: 281-491-2092

WELLS FARGO BANK, NATIONAL ASSOCIATION (“Administrative Agent”)

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

SECTION 16 OF THE FOREGOING GUARANTY ACKNOWLEDGED AND AGREED TO:

NOBLE CORPORATION, a Cayman Islands exempted company limited by shares

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Vice President

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